Exhibit (a)(1)(D)
Ordinary Shares cannot be tendered by means of the enclosed ADS Letter of Transmittal (which is exclusively for use in respect of ADSs).
OFFER TO PURCHASE FOR CASH
All Ordinary Shares held by U.S. Holders
and
All American Depositary Shares
(each American Depositary Share representing one Ordinary Share)
of
Portugal Telecom, SGPS, S.A.
(CUSIP: 737273102; ISIN: PTPTC0AM0009)
at
€9.50 per Ordinary Share
and
the U.S. Dollar Equivalent of
€9.50 Per American Depositary Share
Pursuant to the Offer to Purchase dated January 16, 2007
by
Sonae, SGPS, S.A.,
Sonaecom, SGPS, S.A.,
and
Sonaecom B.V.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:30 A.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 9, 2007, UNLESS THE U.S. OFFER IS EXTENDED.
January 16, 2007
To Our Clients:
      Enclosed for your consideration is an Offer to Purchase dated January 16, 2007 (the “Offer to Purchase”), in connection with the offer by Sonae SGPS, S.A., a sociedade anónima organized under the laws of Portugal (“Sonae”), Sonaecom, a sociedade anónima organized under the laws of Portugal (“Sonaecom”), and Sonaecom B.V., a private limited company organized under the laws of the Netherlands and a wholly-owned subsidiary of Sonaecom (“Sonaecom B.V.” and, together with Sonae and Sonaecom, the “Purchasers”), to purchase for cash: (a) all American Depositary Shares (“ADSs”) of Portugal Telecom, SGPS, S.A., a sociedade anónima organized under the laws of Portugal (“PT”), wherever such holders are located, at the U.S. dollar equivalent of €9.50, less any currency conversion costs or withholding taxes and without interest thereon, and (b) all PT ordinary shares (“Ordinary Shares”) held by U.S. holders (defined as securityholders resident in the United States pursuant to Rule 14d-1(d) under the Securities Exchange Act of 1934 (the “Exchange Act”)) for €9.50, without interest thereon, in each case upon the terms and subject to the conditions set forth in the Offer to Purchase, the related ADS Letter of Transmittal and notice of guaranteed delivery (which, as amended or supplemented from time to time, constitute the “U.S. Offer”). Terms used in this document to the extent not defined herein shall have the same meaning as in the Offer to Purchase.

      We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us pursuant to your instructions. The ADS Letter of Transmittal is furnished to you for your information only and cannot be used to tender ADSs held by us for your account.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the ADSs held by us for your account, pursuant to the terms and conditions set forth in the Offer to Purchase.
      In considering whether to direct us to tender any or all of the ADSs held by us for your account, please note the following:

1. The U.S. Offer is an offer by the Purchasers to purchase (a) each ADS for the U.S. dollar equivalent of €9.50 in cash, and (b) each Ordinary Share held by U.S. holders for €9.50, in each case on the terms and subject to the conditions set forth in the Offer to Purchase.

2. The U.S. Offer is being made for all outstanding ADSs and all Ordinary Shares held by U.S. holders. The Purchasers will, upon the terms and subject to the conditions of the U.S. Offer, purchase the ADSs and Ordinary Shares validly tendered and not withdrawn on or prior to the Expiration Date. The U.S. Offer and withdrawal rights will expire on the Expiration Date, which will be 11:30 a.m., New York City time, on Friday, March 9, 2007, unless the Purchasers extend the offer period, in which case the Expiration Date shall be the latest time and date at which the U.S. Offer, as so extended, shall expire.

3. Simultaneously with the U.S. Offer, Sonaecom and Sonaecom B.V. are offering in Portugal (the “Portuguese Offer” and, collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the Ordinary Shares, excluding Ordinary Shares held by U.S. holders, and all of the Class A shares, nominal value €0.35 each, of PT (the “Class A Shares”), at the same price as offered for the Ordinary Shares and ADSs, in the U.S. Offer. Non-U.S. holders of Ordinary Shares, if, pursuant to the local laws and regulations applicable to such holders they are permitted to participate in the Portuguese Offer, and all holders of Class A Shares should tender their securities only in the Portuguese Offer. Holders of Ordinary Shares who are resident in the United States and all holders of ADSs, wherever located, should tender their Ordinary Shares and/or ADSs only in the U.S. Offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date” in the Offer to Purchase. The terms and conditions of the U.S. Offer and the Portuguese Offer are substantially the same.

4. The Purchasers intend that the U.S. Offer and the Portuguese Offer will expire on the same day. Any extension or amendment of the U.S. Offer or any delay in acceptance for payment or payment or termination of the U.S. Offer will be followed, as promptly as possible, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next U.S. business day after the previously scheduled Expiration Date. Without limiting the Purchasers’ obligation under such rules or the manner in which they may choose to make any public announcement, the Purchasers currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the SEC.

5. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of:

•	in the case of ADSs tendered in certificated form, receipt by the U.S. Tender Agent of ADRs evidencing ADSs together with a properly completed and duly executed ADS Letter of Transmittal and all other required documents, as described in the Offer to Purchase under the section captioned “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — ADSs”; and

•	in the case of ADSs tendered by book-entry transfer, book-entry transfer of the ADSs to the DTC account of the U.S. Tender Agent, in either case with receipt by the U.S. Tender Agent of an original signature, or an Agent’s Message (as defined in the Offer to Purchase) instead of the ADS Letter of Transmittal, and all other required documents, as described in the Offer to Purchase under the section captioned “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — ADSs.”
      Payment will be made net to the seller in cash and less any currency exchange costs or withholding taxes, and without interest thereon.

6. A holder who desires to tender ADSs and whose ADRs evidencing such ADSs are not immediately available, or for whom time will not permit ADRs evidencing such ADSs or other required documents to reach the U.S. Tender Agent on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on or prior to the Expiration Date, may tender such ADSs by following the procedures for guaranteed delivery set forth in the Offer to Purchase. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — ADSs.”

7. Owners of ADSs through a broker or other nominee, for whom the broker or nominee tender such ADSs on the owner’s behalf, may be charged a fee by the broker or nominee. The Purchasers will not be responsible for paying that fee.

8. Pursuant to the terms of the Offers, if the Conditions to the Offers are not satisfied, the Purchasers will not complete the U.S. Offer. Under Portuguese rules related to the conduct of a tender offer, on the first Portuguese business day after the expiration of the Offers, a special session of Euronext Lisbon will be convened to determine the results of the Offers (the “Euronext Special Session”). Following the expiration of the Offers, the sale orders of holders of Ordinary Shares will be aggregated through Euronext Lisbon with the Ordinary Shares underlying the ADSs that have been tendered in the U.S. Offer. Ordinary Shares and ADSs tendered in the U.S. Offer may be withdrawn at any time on or prior to the Expiration Date. Under Portuguese law, Euronext Lisbon is responsible for supervising the aggregation and settlement process and publishing the number of Ordinary Shares tendered in the Offers.

For purposes of the Offer, the Purchasers will be deemed to have accepted for payment tendered Ordinary Shares and ADSs when the Offers are declared successful by Euronext at the Euronext Special Session. The Purchasers will give written notice to the U.S. Tender Agent of their acceptance of the tenders of ADSs promptly following such Euronext Special Session.

9. Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made by deposit of the offer price by or on behalf of the Purchasers in Euro with the U.S. Tender Agent, which will act as ADS holders’ agent for the purpose of receiving payments from the Purchasers and transmitting such payments to such holders in U.S. dollars. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on the ADS holder’s behalf with the DTC.

The offer price for the ADSs accepted for payment pursuant to the U.S. offer will be paid in U.S. dollars equivalent to the Euro price based on the U.S. dollar to Euro exchange rate calculated by using the U.S. dollar spot against the Euro exchange rate on the day on which funds are received by the U.S. Tender Agent, or its custodian in Portugal, which is anticipated to be three Portuguese business days after the Euronext Special Session. The Purchasers expect that the consideration will be paid to holders of ADSs who tender into the Offer within one to two U.S. business days of such transfer of funds to the U.S. Tender Agent to allow for the conversion of the consideration from Euro to U.S. dollars. For further information, see “The U.S. Offer — Section 6. Acceptance for Payment and Payment for Securities” in the Offer to Purchase.

10. ADS holders who fail to complete and sign the Substitute Form W-9 may be subject to U.S. federal income tax backup withholding at a rate of 28%. See “Tax Information” in the ADS Letter of Transmittal.
      If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize tender of your ADSs, all such ADSs will be tendered unless otherwise indicated in such instruction form.
      PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER ADSs ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.
      The U.S. Offer is made solely by the Offer to Purchase and is being made to all U.S. holders of Ordinary Shares and all holders of ADSs. If the Purchasers become aware of any valid statute or law of any jurisdiction prohibiting the making of the U.S. Offer or the acceptance of ADSs pursuant thereto, the Purchasers will make a good-faith effort to comply with such statute or law. If, after such good-faith effort, the Purchasers cannot comply with such statute or law, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of ADSs in such jurisdiction. The U.S. Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Ordinary Shares and ADSs in any jurisdiction in which the making or acceptance of the U.S. Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue-sky laws require the Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed made on behalf of the Purchasers by the Co-Dealer Managers for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
      An envelope in which to return your instructions to us is enclosed.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
All Ordinary Shares held by U.S. Holders
and
All American Depositary Shares
(each American Depositary Share representing one Ordinary Share)
of
Portugal Telecom, SGPS, S.A.
(CUSIP: 737273102; ISIN: PTPTC0AM0009)
at
€9.50 per Ordinary Share
and
the U.S. Dollar Equivalent of
€9.50 Per American Depositary Share
Pursuant to the Offer to Purchase dated January 16, 2007
By
Sonae, SGPS, S.A.,
Sonaecom, SGPS, S.A.,
and
Sonaecom B.V.
         The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated January 16, 2007 (the “Offer to Purchase”), and the related ADS Letter of Transmittal, pursuant to an offer by the Purchasers to acquire all the issued and outstanding Ordinary Shares held by U.S. holders and all ADSs, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal.
      This will instruct you to tender the number of Portugal Telecom ADSs indicated below (or, if no number is indicated below, all Portugal Telecom ADSs) that are held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal.
      The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any Portugal Telecom ADSs submitted on my behalf to the U.S. Tender Agent will be determined by the Purchasers (which may delegate power in whole or in part to the U.S. Tender Agent) and such determination shall be final and binding.

Number of Portugal Telecom ADSs to be Tendered*

Dated: ______________________________ , 2007

SIGN HERE

Signature(s)

Please Print Name

Address

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Portugal Telecom ADSs held by us for your account.
PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM OR OTHER NOMINEE MAINTAINING YOUR ACCOUNT.